Exhibit 1.01

TERMS AGREEMENT

January 17, 2019

Citigroup Inc.

388 Greenwich Street

New York, New York 10013

Attention:	Assistant Treasurer

Ladies and Gentlemen:

We understand that Citigroup Inc., a Delaware corporation (the “Company”), proposes to issue and sell £750,000,000 aggregate principal amount of its debt securities (the “Securities”). Subject to the terms and conditions set forth herein or incorporated by reference herein, we, the entities listed on Annex A hereto, as underwriters (the “Underwriters”), offer to purchase, severally and not jointly, the principal amount of the Securities set forth opposite our respective names on the list attached as Annex A hereto at 99.459% of the principal amount thereof, plus accrued interest, if any, from the date of issuance. The Closing Date shall be January 24, 2019, at 9:00 a.m. (London Time). The closing shall take place at the offices of Cleary Gottlieb Steen & Hamilton LLP located at One Liberty Plaza, New York, New York 10006.

The Securities shall have the terms set forth on Annex B hereto, including the following terms:

Title:	2.750% Senior Notes Due 2024

Maturity:	January 24, 2024

Interest Rate:	2.750% per annum

Interest Payment Dates:	Annually on the 24th of each January, commencing January 24, 2020

Initial Price to Public:	99.759% of the principal amount thereof, plus accrued interest, if any, from January 24, 2019

Optional Redemption Provisions:

In whole at any time or in part from time to time, on or after July 24, 2019 and prior to December 24, 2023, at a redemption price equal to the sum of (i) 100% of the principal amount of the Securities being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption; and (ii) the Make-Whole Amount (as defined in the Issuer’s Prospectus Supplement dated January 17, 2019 (the “Prospectus Supplement”)), if any, with respect to such Securities. The Reinvestment Rate (as defined in the Prospectus Supplement) will equal the Treasury Yield defined therein calculated to December 24, 2023, plus 0.300%.

In whole, but not in part, on or after December 24, 2023 at a redemption price equal to 100% of the principal amount of the Securities plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

In whole at any time, but not in part, at a redemption price equal to 100% of the principal amount of the Securities plus accrued and unpaid interest thereon to, but excluding, the date of redemption, upon the occurrence of certain events involving United States taxation, as set forth in the

the Issuer’s Prospectus dated May 14, 2018 (the “Prospectus”).

Record Date:	The business day immediately preceding each Interest Payment Date

Additional Terms:

The Securities shall be issuable as Registered Securities only. The Securities will be initially represented by one or more global Securities registered in the name of Citvic Nominees Limited, as nominee for, and shall be deposited on or about January 24, 2019 with Citibank, N.A. London office, as common depositary for, and in respect of interests held through Euroclear Bank S.A./N.V. (“Euroclear”), as operator of the Euroclear System and Clearstream International (“Clearstream”) or their nominees, as described in the Prospectus and the Prospectus Supplement relating to the Securities. Beneficial interests in the Securities will be shown on, and transfers thereof will be effected only through, records maintained by Euroclear and Clearstream and their respective participants. Principal and interest on the Securities shall be payable in Sterling. Sections 12.02 and 12.03 of the indenture, dated as of November 13, 2013, between the Company and The Bank of New York Mellon, as trustee (the “Trustee”) (as amended from time to time, the “Indenture”) relating to defeasance and discharge and covenant defeasance, respectively, shall apply to the Securities, and any funds or securities deposited pursuant to the defeasance provisions will be in Sterling or a direct obligation of the British government.

All the provisions contained in the document entitled “Citigroup Inc. — Debt Securities — Underwriting Agreement — Basic Provisions” and dated October 17, 2016 (the “Basic Provisions”), a copy of which you have previously received, are herein incorporated by reference in their entirety and shall be deemed to be a part of this Terms Agreement to the same extent as if the Basic Provisions had been set forth in full herein, except for:

•

Section 1(a), which is hereby deleted in its entirety and replaced with the following: “The Company meets the requirements for use of Form S-3 under the Act and has prepared and filed with the Commission a shelf registration statement (File No. 333-224495) for registration under the Act of the offering and sale of the Securities. Such Registration Statement, including all amendments thereto filed prior to the Execution Time, have become effective. The Company has filed with the Commission pursuant to Rule 424(b), a base prospectus related to the Securities, which has been previously furnished to you. The Company may have filed with the Commission, as part of an amendment to the Registration Statement or pursuant to Rule 424(b), one or more preliminary prospectus supplements relating to the Securities, each of which has previously been furnished to you. The Company will file with the Commission a final prospectus supplement relating to the Securities in accordance with Rule 424(b). As filed, such final prospectus supplement shall contain all information required by the Act and the rules thereunder, and, except to the extent the Representatives shall agree in writing to a modification, shall be in all substantive respects in the form furnished to you prior to the Execution Time or, to the extent not completed at the Execution Time, shall contain only such specific additional information and other changes (beyond that contained in the Base Prospectus and any Preliminary Prospectus) as the Company has advised you, prior to the Execution Time, will be included or made therein. The Registration Statement, at the Execution Time, meets the requirements set forth in Rule 415(a)(1)(x). The initial Effective Date of the Registration Statement was not earlier than the date three years before the Execution Time.”;

•	Section 1(d), which is hereby deleted in its entirety and replaced with “Reserved”;

•

Section 1(e), which is hereby deleted in its entirety and replaced with the following: “(e) (i) At the earliest time after the filing of the Registration Statement that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2)) of the Securities and (ii) as of the Execution Time (with such time being used as the determination date for purposes of this clause (ii)), the Company met the requirements set forth in Rule 164(e)(2) with respect to ineligible issuer use of free writing prospectuses that contain only descriptions of the terms of the securities in the offering or the offering”;

•

Section 1(h), which is hereby deleted in its entirety and replaced with the following: “In connection with the transactions contemplated by this Agreement, neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, or employee of the Company or any of its subsidiaries has, as far as they are aware, breached or violated in any material way any applicable anti-bribery or anti-corruption laws or regulations, including the Foreign Corrupt Practices Act of 1977 or the U.K. Bribery Act 2010, each as may be amended (“Anti-Bribery Laws”), and the Company and its subsidiaries have instituted and maintain policies and procedures reasonably designed to achieve compliance therewith. No part of the proceeds of the offering of the Securities will be used in violation of the Foreign Corrupt Practices Act of 1977 or the U.K. Bribery Act 2010, each as may be amended.”;

•

Section 1(i), which is hereby deleted in its entirety and replaced with the following: “The Company and its subsidiaries have and will continue to maintain policies and procedures reasonably designed to achieve compliance with applicable financial recordkeeping and reporting requirements and the money laundering statutes and the rules and regulations thereunder (collectively, the “Money Laundering Laws”).”;

•

Section 1(j), which is hereby deleted in its entirety and replaced with the following: “Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, or employee of the Company or any of its subsidiaries (i) is, or is 50% or more owned by, an individual or entity that is currently the subject of any sanctions administered or imposed by the United States (including any administered or enforced by the Office of Foreign Assets Control of the U.S. Treasury Department or the U.S. Department of State), the United Nations Security Council, the European Union, or the United Kingdom (including sanctions administered or controlled by Her Majesty’s Treasury) or other relevant sanctions authority (collectively, “Sanctions”) or (ii) is located, organized or resident in a country or territory that is the subject of Sanctions that broadly prohibit dealings with that country or territory or (iii) will use the proceeds of this offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person to fund any activities or business with any individual or entity, or in any country or territory that, at the time of such funding, is the subject of Sanctions, except to the extent permissible under the Sanctions.”; and

•	Section 1(k), which is hereby deleted in its entirety.

Terms defined in the Basic Provisions are used herein as therein defined. The Execution Time means 11:50 a.m. (Eastern Time).

The Company agrees to use its best efforts to have the Securities approved for listing on the regulated market of the Luxembourg Stock Exchange and to maintain such listing so long as any of the Securities are outstanding; provided, however, that if it is impracticable or unduly burdensome, in the good faith determination of the Company, to maintain such listing due to changes in applicable law or listing requirements occurring after the original issue date of the Securities, the Company may de-list the Securities from the regulated market of the Luxembourg Stock Exchange and shall use its reasonable best efforts to obtain an alternative admission to listing, trading and/or quotation of the Securities by another listing authority, exchange or system within or outside the European Union as it may decide. If such an alternative admission is not available or is, in the Company’s opinion, unduly burdensome, such an alternative admission will not be obtained, and the Company shall have no further obligation in respect of any listing, trading or quotation for the Securities.

The Underwriters hereby agree in connection with the underwriting of the Securities to comply with the requirements set forth in any applicable sections of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Additionally, certain of the Underwriters are not U.S. registered broker-dealers, and therefore, to the extent they intend to effect any sales of the Securities in the United States, they will do so through a U.S. registered broker-dealer in accordance with the applicable U.S. securities laws and regulations and as permitted by FINRA regulations.

As between the Underwriters, the execution of this Terms Agreement will constitute acceptance by each Underwriter of the International Capital Markets Association Agreement Among Managers New York Version 1 (the “Agreement Among Managers”) subject to any amendment notified to such Underwriter in writing at any time prior to the execution of this Terms Agreement. For purposes of the Agreement Among Managers, references to the “Managers” shall be deemed to refer to the Underwriters, references to the “Lead Manager” shall be deemed to refer to the Citigroup Global Markets Limited, and references to “Settlement Lead Manager” shall be deemed to refer to Citigroup Global Markets Limited. As applicable to the Underwriters, Clause 3 of the Agreement Among Managers shall be deemed to be deleted in its entirety and replaced with Section 9 of the Basic Provisions. For the avoidance of doubt, nothing in this paragraph shall affect the rights and obligations of the Company under this Agreement.

Notwithstanding any other term of this Agreement or any other agreements, arrangements, or understanding between the parties hereto, the Company and each of the Underwriters acknowledges, accepts, and agrees to be bound by the following:

(a)

In the event that the Company or any Underwriter that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such party of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b)

In the event that the Company or any Underwriter that is a Covered Entity or a BHC Act Affiliate of such party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

Subject to the immediately preceding paragraph, and notwithstanding any other term of this Agreement or any other agreements, arrangements, or understanding between the parties hereto, each Underwriter acknowledges, accepts, and agrees that (a) it may exercise Default Rights under this Agreement only to the extent permitted and as provided under 12 C.F.R. § 252.84 and (b), after a BHC Act Affiliate of a party that is a Covered Entity has become subject to Insolvency Proceedings, if any party to this Agreement seeks to exercise any Default Right against such Covered Entity with respect to this Agreement, the party seeking to exercise a Default Right shall have the burden of proof, by clear and convincing evidence, that the exercise of such Default Right is permitted hereunder.

As used in the immediately preceding two paragraphs, “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k); “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b) or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b); “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable; “Insolvency Proceedings” means a receivership, insolvency, liquidation, resolution, or similar proceeding; and “U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

Notwithstanding any other term of this Agreement or any other agreements, arrangements, or understanding between any relevant Underwriter and the Company, the Company acknowledges, accepts, and agrees to be bound by:

(a)

The effect of the exercise of Bail-in Powers by the Relevant Resolution Authority in relation to any BRRD Liability of any relevant Underwriter to the Company under this Agreement, that (without limitation) may include and result in any of the following, or some combination thereof:

(i)	the reduction of all, or a portion, of the BRRD Liability or outstanding amounts due thereon;

(ii)

the conversion of all, or a portion, of the BRRD Liability into shares, other debt securities or other obligations of any relevant Underwriter or another person (and the issue to or conferral on the Company of such shares, securities or obligations);

(iii)	the cancellation of the BRRD Liability; and

(iv)	the amendment or alteration of any interest, if applicable, thereon, the maturity or the dates on which any payments are due, including by suspending payment for a temporary period.

(b)	The variation of the terms of this Agreement, as deemed necessary by the Relevant Resolution Authority, to give effect to the exercise of Bail-in Powers by the Relevant Resolution Authority.

As used in this paragraph, “Bail-in Legislation” means in relation to a member state of the European Economic Area which has implemented, or which at any time implements, the BRRD, the relevant implementing law, regulation, rule or requirement as described in the EU Bail-in Legislation Schedule from time to time; “Bail-in Powers” means any Write-down and Conversion Powers as defined in relation to the relevant Bail-in Legislation; “BRRD” means Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms; “EU Bail-in Legislation Schedule” means the document described as such, then in effect, and published by the Loan Market Association (or any successor person) from time to time at http://www.lma.eu.com/; “BRRD Liability” has the same meaning as in such laws, regulations, rules or requirements implementing the BRRD under the applicable Bail-in Legislation; and “Relevant Resolution Authority” means the resolution authority with the ability to exercise any Bail-in Powers in relation to the relevant Underwriters.

Solely for the purposes of the requirements of Article 9(8) of the MiFID Product Governance rules under EU Delegated Directive 2017/593 (the “Product Governance Rules”) regarding the mutual responsibilities of manufacturers under the Product Governance Rules, Citigroup Global Markets Limited (the “Manufacturer”) acknowledges that it understands the responsibilities conferred upon it under the Product Governance Rules relating to each of the product approval process, the target market and the proposed distribution channels as applying to the Securities and the related information set out in the Prospectus Supplement and accompanying Prospectus and any announcements in connection with the Securities.

The other Underwriters and the Company note the application of the Product Governance Rules and acknowledge the target market and distribution channels identified as applying to the Notes by the Manufacturer and the related information set out in the Prospectus Supplement and accompanying Prospectus and any announcements in connection with the Securities.

Selling Restrictions:

European Economic Area

Each Underwriter represents and agrees that no Securities which are the subject of the offering contemplated by the Prospectus Supplement may be offered, sold or otherwise made available to any retail investor in the European Economic Area. For the purposes of this provision:

(a) the expression “retail investor” means a person who is one (or more) of the following:

(1) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (“MiFID II”); or

(2) a customer within the meaning of the Insurance Mediation Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(3) not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”); and

(b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Securities to be offered so as to enable an investor to decide to purchase or subscribe the Securities.

United Kingdom

In the United Kingdom, the Prospectus Supplement and the accompanying Prospectus is being distributed only to, and is directed only at qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive who are, (i) persons who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, and/or (ii) high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order, which persons together we refer to in this prospectus as “relevant persons.” Accordingly, each Underwriter represents and agrees that such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The Prospectus Supplement and the accompanying Prospectus must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this prospectus supplement and the accompanying prospectus relates is only available to, and will be engaged in with, relevant persons only.

France

No prospectus (including any amendment, supplement or replacement thereto) has been prepared in connection with the offering of the Securities that has been approved by the Autorité des marchés financiers or by the competent authority of another State that is a contracting party to the Agreement on the European Economic Area and notified to the Autorité des marchés financiers; each Underwriter represents and agrees that no Securities have been offered or sold nor will be offered or sold, directly or indirectly, to the public in France; each Underwriter represents and agrees that the prospectus or any other offering material relating to the Securities have not been distributed or caused to be distributed and will not be distributed or caused to be distributed to the public in France; such offers, sales and distributions have been and shall only be made in France to persons licensed to provide the investment service of portfolio management for the account of third parties, qualified investors (investisseurs qualifiés) and/or a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in Articles L. 411-2, D. 411-1, D. 411-2, D. 411-4, D. 734-1, D. 744-1, D. 754-1 and D. 764-1 of the Code monétaire et financier. Each Underwriter represents and agrees that the direct or indirect distribution to the public in France of any so acquired Securities may be made only as provided by Articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the Code monétaire et financier and applicable regulations thereunder.

Hong Kong

Each Underwriter:

(a)

has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Securities other than to (i) “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

(b)

has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Securities, which is directed at, or the contents of which are or are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under securities laws of Hong Kong) other than with respect to Securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

Japan

The Securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “FIEA”). Each Underwriter represents and agrees that it has not and will not offer or sell, directly or indirectly, any of the Securities in Japan or to, or for the account or benefit of, any resident of Japan (including any corporation or other entity organized under the laws of Japan), or to, or for the account or benefit of, any resident of Japan for reoffering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan except (1) pursuant to an exemption from the registration requirements of, or otherwise in compliance with, the FIEA and (2) in compliance with the other applicable laws, regulations and governmental guidelines of Japan.

Singapore

The Prospectus Supplement and accompanying Prospectus relating to this offering have not been and will not be registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act (Chapter 289 of Singapore) (the “SFA”). Accordingly, each Underwriter has not offered or sold any Securities or caused the Securities to be made the subject of an invitation for subscription or purchase and will not offer or sell any Securities or cause the Securities to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, such Prospectus Supplement and accompanying Prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Securities, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to a Relevant Person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Each Underwriter will notify (whether through the distribution of the Prospectus Supplement and accompanying Prospectus relating to this offering or otherwise) each of the following Relevant Persons specified in Section 275 of the SFA which has subscribed or purchased Securities from or through that Underwriter, namely a person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, that shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the Securities under Section 275 of the SFA except:

(1) to an institutional investor (for corporations, under Section 274 of the SFA) or to a Relevant Person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA; or

(2) where no consideration is given for the transfer; or

(3) by operation of law.

Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the Securities are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Barbara Politi, Esq., Assistant General Counsel – Capital Markets of the Company, is counsel to the Company. Cleary Gottlieb Steen & Hamilton LLP is special tax counsel to the Company and counsel to the Underwriters.

Please accept this offer no later than 9:00 p.m. (Eastern Time) on January 17, 2019 by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us, or by sending us a written acceptance in the following form:

“We hereby accept your offer, set forth in the Terms Agreement, dated January 17, 2019, to purchase the Securities on the terms set forth therein.”

Very truly yours,

CITIGROUP GLOBAL MARKETS LIMITED, on behalf of the Underwriters named herein

By:	/s/ Tim Odell
Name: Tim Odell
Title: Delegated Signatory

ACCEPTED:

CITIGROUP INC.

By:	/s/ Elissa Steinberg
Name: Elissa Steinberg
Title: Assistant Treasurer

BANKIA, SA, on behalf of itself

By:	/s/ Eva Martínez
Name: Eva Martínez
Title: Head of DCM Fixed Income

By:	/s/ Luis Bardaxi Olmos
Name: Luis Bardaxi Olmos
Title: Head of Distribution

ANNEX A

Name of Underwriter	Principal Amount of Securities
Citigroup Global Markets Limited	£626,250,000
ABN AMRO Securities (USA) LLC	£11,250,000
BANKIA, SA	£11,250,000
Barclays Bank PLC	£11,250,000
Commonwealth Bank of Australia	£11,250,000
Coöperatieve Rabobank U.A.	£11,250,000
Lloyds Securities Inc.	£11,250,000
Westpac Capital Markets LLC	£11,250,000
Credit Suisse Securities (Europe) Limited	£5,625,000
HSBC Bank plc	£5,625,000
Mizuho International plc	£5,625,000
National Bank Financial Inc.	£5,625,000
NatWest Markets Plc	£5,625,000
Nomura International plc	£5,625,000
RBC Europe Limited	£5,625,000
Wells Fargo Securities International Limited	£5,625,000

Total	£750,000,000

ANNEX B

FINAL TERM SHEET